Exhibit 10.3
SERVICE AGREEMENT
This Service Agreement (“Agreement”), executed on this 4th day of May, 2021 (the “Effective Date”), by and between IPG Laser GmbH, a German limited liability company having an office at Siemensstrasse 7, D-57299 Burbach, Germany (the “Company”), and Evgeny Scherbakov (“Executive”). The Company and Executive are referred to jointly below as the “Parties.”
WHEREAS, the Company and Executive previously entered into a restated service agreement dated May 30, 2019 (the “Prior Agreement”);
WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement; and
WHEREAS, the Company desires to continue to retain Executive and Executive desires to continue his services on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the services to be provided by Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Service. Executive will provide service to the Company in the position of Geschaftsfuhrer and, pursuant to that Secondment Agreement dated 4 May, 2021 will provide service as Chief Executive Officer of IPG Photonics Corporation (“Parent”). Executive will report to the Company’s sole shareholder and to Parent’s Board of Directors (the “Board”). Executive’s primary responsibility will be managing the general business and affairs of the Company and performing related administrative duties, and executing Chief Executive Officer management responsibilities for Parent. Executive will carry such duties as shall be assigned from time to time by the Company’s sole shareholder and Parent’s Board, subject to applicable laws, and ethical duties. During the Term (as defined below), Executive shall devote Executive’s reasonable best efforts, energies and abilities and Executive’s full business time, skill and attention to the business and affairs of Parent and its Affiliates (as defined below), and shall act at all times according to the highest professional standards, for the purpose of advancing the business of Parent and its Affiliates. For purposes of this Agreement, an “Affiliate” shall mean a corporation that, for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), is a Parent or Subsidiary of the Company within the meaning of Code Sections 424(e) and 424(f).
2.    Term. This Agreement shall commence on the Effective Date and shall expire on 12:00 pm E.S.T. on December 31, 2022 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 6, 7, 8, or 9 hereof. The term of service shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless the Company provides Executive, or Executive provides the Company, with written notice to the contrary at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” If either the Company or Executive elect not to renew the Term of this Agreement in accordance with this Section 2 and Executive thereafter continues to provide services to the Company or its Affiliates, Executive shall be retained on an at-will basis and the terms of such service and any subsequent termination of service shall be subject solely to the Company’s general practices and policies. In the event of a “Change in Control” of the Company (as such term is defined in the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended (the “Equity Plan”)) during the Term, the Term automatically will be extended until the later of (i) the second anniversary of the Change in Control, or (ii) the scheduled expiration of the then-current Term.
3.    Compensation.
(i)    Salary. The Company shall pay to Executive a salary at a monthly rate of €51,779 on the basis of a 14-month year for a gross annual base salary (“Base Salary”) of Five Hundred, Fifty Thousand, Nine Hundred Euros (€724,900) effective as of the Effective Date. The Company will pay Executive’s Base Salary in equal installments in accordance with the Company’s standard payroll policies and schedule, subject to tax and elective withholding and deductions. Thereafter, the Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review Executive’s performance and Base Salary annually in January of each year, in light of competitive data, the Company’s performance, and Executive’s performance, and such other factors as the Board deems appropriate, and determine whether to adjust Executive’s Base Salary, retroactive to January 1 of the year. The first review shall be in February 2022. Such adjusted annual salary then shall become Executive’s Base Salary for purposes of this Agreement.
(ii)    Annual Bonus. Executive will be eligible for an annual cash bonus (the “Bonus”), based on performance, and calculated as a percentage of Executive’s Base Salary. The Bonus will be paid at the time payment is made to other similarly-situated executives of the Company, but in no event later than two and a half of the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture.
(iii)    Equity Compensation. Executive will be eligible to participate in any long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company’s shareholder for its senior executive officers or employees, including, but not limited to, the Equity Plan.
4.    Benefits.
(i)    Executive shall be entitled to the extent eligible to participate in any benefit plans as may be adopted and modified by the Company from time to time, including without limitation health, dental and medical plans, life and disability insurance, paid vacation, holiday, and retirement plans. The benefits available to Executive shall be no less favorable than those available to other executives at similar levels within the organization or to the employees of the Company at the location where Executive works. Benefits provided under this Agreement shall be subject to the terms and conditions of any applicable benefit plan, including any eligibility and vesting requirements, as such plans may be in effect from time to time, and to Parent’s and its affiliates’ ability to amend, modify, or terminate such plan(s) at any time and from time to time.
(ii)    Executive shall be entitled to five weeks of paid vacation each year. The maximum number of accrued vacation hours that Executive can have at any point in time is equal to the total vacation hours earned in the last twelve (12) months, plus one week of vacation carried over from the prior twelve (12) months of service.
(iii)    Executive shall have the right to a luxury class car which may be also used for personal purposes.
5.    Other Activities. The retention of Executive shall be on a full-time basis, but Executive may be an investor or otherwise have an interest in or serve on the board of directors or advisory board to other businesses, partnerships and entities so long as the other activities of Executive (a) do not materially interfere with the performance of Executive’s duties to the Company, (b) violate the other provisions of either this agreement or the Company’s Code of Conduct, or (c) cause Executive to violate the Restrictive Covenant Agreement defined and incorporated herein in Section 12 of this Agreement and Executive discloses all such activities to the Chair of Parent’s Compensation Committee of the Board in writing, provided that, Executive may not serve on the board of directors of a private or publicly traded company (other than Parent or a not-for-profit organization) without the Compensation Committee’s written consent and Executive may not serve as chairman of another publicly traded company without the Board’s written consent. Nothing in this provision or this Agreement limits or restricts Executive’s duties and obligations, including the duty of loyalty, that arise under the law.
6.    Termination by the Company. The Company may terminate Executive’s service during the Term:
(i)    without Cause (as defined below) by giving Executive thirty (30) calendar days’ prior written notice, or
(ii)    for Cause (as defined below) by delivering to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the independent directors of the Board then in office at a meeting of the Board called and held for such purpose, finding that, Executive has committed an act or omission set forth below in this Section 6. Nothing herein shall limit Executive’s right or Executive’s beneficiaries’ right to contest the validity or propriety of any such determination, in accordance with Section 23 of this Agreement. For purposes of this Agreement, “Cause” shall mean: (A) an act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s service to the Company or an Affiliate; (B) Executive’s intentional wrongful damage to the property of the Company or its Affiliates; (C) Executive’s intentional breach of Section 12 hereof while Executive remains in the employ of the Company or an Affiliate; (D) an act of Gross Misconduct (as defined below); (E) Executive’s material violation of Parent’s Code of Conduct, as amended from time to time; or (F) Executive’s conviction of a misdemeanor involving moral turpitude or a felony; and, in each case, the reasonable, good faith determination by the Board as hereafter provided that any such act or omission shall have been materially harmful to Parent or an Affiliate financially, reputationally or otherwise. For purposes of this Agreement, “Gross Misconduct” shall mean a willful or grossly negligent act or omission that has or will have a material and adverse impact on the business or reputation of Parent or its Affiliates, or on the business of the customers or suppliers of Parent or its Affiliates as such relate to Parent. For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered willful unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or an Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Parent or an Affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Parent or an Affiliate. In addition, Executive’s service shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after Executive’s service has terminated, the Board of Parent determines in reasonable good faith, within one year after Executive’s service terminated, and after appropriate investigation and an opportunity for Executive to be interviewed (with or without counsel as Executive may determine) by a subcommittee of the independent Board members or its representative, that Executive committed an act during the Term that would have justified a termination for Cause.
7.    Termination by Executive. Executive may terminate his service during the Term by giving the Company sixty (60) calendar days’ prior written notice; provided that, if Executive purports to terminate his service during the Term for Good Reason (as defined below), Executive must give the Company written notice of Executive’s intent to terminate for Good Reason within sixty (60) days of the occurrence of the event that allegedly constitutes Good Reason. The Company shall have a right to cure the event alleged to constitute Good Reason for a period of thirty (30) calendar days after notice from Executive of intention to terminate for Good Reason. In the event of termination by notice under the first sentence of this Section 7, the Company in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by Executive with Good Reason under this Section. “Good Reason” means the occurrence of any of the following events without Executive’s express written consent:
(i)    The material reduction of Executive’s authorities, duties, or responsibilities with the Company;
(ii)    A material reduction by the Company of Executive’s Base Salary, other than a reduction approved by the Board that similarly applies to all executive officers of the Company, provided that such a reduction in Base Salary shall not exceed more than twenty percent (20%) of Executive’s then Base Salary;
(iii)    A relocation of the offices of Executive to a place greater than (A) fifty (50) miles in distance from the current executive offices of the Company in Oxford, MA, and (B) the current distance of Executive’s commute from Executive’s home residence to the current executive offices of the Company in Burbach, Germany; or

(iv)    Any action or inaction that constitutes a material breach by the Company of this Agreement.
The Company shall have no obligations to Executive after Executive’s last day of service following termination of service under this Section, except as specifically set forth in this Agreement or under any applicable plans, programs or arrangements of the Company including, without limitation, its Articles of Association or similar organizational documents, or Parent’s Certificate of Incorporation or By-Laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the indemnification agreement described in Section 14.
8.    Automatic Termination. Notwithstanding the provisions of Section 2, Executive’s service shall automatically terminate upon Executive’s death or Disability (as defined below). Executive shall be deemed to have a “Disability” for purposes of this Agreement if Executive is unable to perform substantially, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement, with or without reasonable accommodation as defined in the Americans with Disabilities Act and implementing regulations, for a period of one hundred and eighty (180) consecutive calendar days in any 360-calendar day period. The Board shall determine, in the good faith exercise of its reasonable discretion, according to the facts then available, whether and when the Disability of Executive has occurred.
9.    Term of Agreement. Any termination of Executive’s service shall also end the Term. For purposes of this Agreement, Executive’s service with the Company and its Affiliates shall be deemed to be terminated when Executive has a “separation from service” within the meaning of Code Section 409A, and references in this Agreement to termination of service shall be deemed to refer to such a separation from service. Upon Executive’s separation from service for any reason, Executive shall be deemed to have resigned as of the date of Executive’s separation from service from all offices, directorships and fiduciary positions with the Company, its Affiliates, and employee benefit plans of the Company and its Affiliates unless Executive is affirmatively re-appointed or re-elected to such position as of the date of Executive’s separation from service.
10.    Certain Obligations of the Company Following Termination of Executive’s Service. Following termination of Executive’s service during the Term under the circumstances described below, the Company will pay to Executive the following compensation and provide the following benefits in addition to any benefits to which Executive may be entitled by law in full satisfaction and final settlement of any and all claims and demands that Executive or the Company may have against the other under this Agreement:
(i)    Termination of Service for Any Reason. In the event of Executive’s termination of service for any reason, the Company shall pay or provide Executive (a) any unpaid Base Salary through the date of termination and (b) any benefits (including, without limitation, any unused vacation accrued in accordance with Section 4(ii)) accrued, earned or vested, and any unreimbursed expenses incurred, up to and including the effective date of such termination to which Executive may be entitled under the terms of any applicable arrangement, plan or program (collectively, the “Accrued Amounts”).

(ii)    Without Cause by the Company or for Good Reason by Executive. If, during the Term, the Company terminates Executive’s service without Cause under Section 6(i) hereof or Executive terminates his service for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments and benefits, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly-situated executives of Company or its Affiliates, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    A pro rata portion of the amount of Bonus, if any, Executive would have received pursuant to Section 3(ii) for the year in which Executive’s service terminated. The Company shall determine what annual Bonus, if any, Executive would have earned had he been providing services through the end of the applicable period (the “Base Incentive Amount”), in accordance with the methods used to calculate the annual Bonus for the Company’s other similarly-situated executives; provided that, with respect to the personal performance evaluation element of the annual Bonus calculation, if all financial metric components meet or exceed the “target” level of performance, Executive shall be deemed awarded one hundred percent (100%) of the potential personal performance evaluation bonus; if no financial metric bonus is awarded, no personal performance evaluation bonus will be deemed awarded, and amounts in between the threshold, target and maximum levels of performance will be determined by linear interpolation. The pro rata portion to be paid pursuant to this paragraph shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination and the denominator of which is 365. Any payment due under this paragraph shall be paid at the time payment is made to other similarly-situated executives of the Company, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Company, for eighteen (18) months following the date of termination; and
(e)    Cash reimbursement of amounts paid by Executive (sufficient to cover full family health care premiums) for a period of eighteen (18) months following the termination of Executive’s service if Executive elects continuation of coverage. The foregoing notwithstanding, the Company’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which health care premium continuation coverage shall be provided to Executive or his dependents beyond that mandated by law.
If, during the Term, the Company terminates Executive’s service without Cause under Section 6(i) hereof or Executive terminates his service for Good Reason under Section 7 hereof, for purposes of determining the vested portions of Executive’s stock options and any other equity compensation awards then outstanding, Executive shall be deemed to have terminated service twelve (12) months following the date of Executive’s actual termination of service.
(iii)    Termination by Executive Without Good Reason or by the Company for Cause. If, during the Term, Executive terminates his service under Section 7(i) hereof without Good Reason or the Company terminates Executive’s service under Section 6(ii) hereof for Cause, Executive shall be entitled to no further compensation or other benefits under this Agreement except for the Accrued Amounts, payable in a single lump sum as soon as practicable following the date of termination.
(iv)    Death; Disability. If Executive’s service is terminated during the Term by reason of Executive’s death or for Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly-situated executives of the Company or its Affiliates, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive becomes vested in such Bonus; and
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly-situated executives of the Company or its Affiliates, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture, Executive becomes vested in such Bonus.
If Executive’s service is terminated during the Term by reason of Executive’s death or for Disability, the treatment of any equity compensation awards held by Executive shall be governed by the terms of the plan or agreement under which such awards were granted.

(v)    Termination on or After a Change in Control. If, within twenty-four (24) months following a Change in Control (as defined in the Equity Plan), the Company terminates Executive’s service without Cause under Section 6(i) hereof or Executive terminates his service for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly-situated executives of the Company or its Affiliates, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly-situated executives of the Company or its Affiliates, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Company, for twenty-four (24) months following the date of termination;
(e)    Cash reimbursement of amounts paid by Executive (sufficient to cover full family health care premiums) for a period of twenty-four (24) months following the termination of Executive’s service if Executive elects continuation of coverage. The foregoing notwithstanding, the Company’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which health care premium continuation coverage shall be provided to Executive or his dependents beyond that mandated by law;
(f)    A lump sum cash amount equal to two (2) times Executive’s average annual Bonus over the three (3) completed years immediately preceding the date of the Change in Control, payable as soon as reasonably practicable after the date of termination; and
(g)    All equity (including options, RSUs and other stock) awards outstanding as of the Change in Control and held by Executive on the date of termination shall immediately vest and become non-forfeitable.

(vi)    Expiration. If the Term of this Agreement expires due to either the Company or Executive electing not to renew the Term in accordance with Section 2, and the Company does not offer Executive continued service in the same or a substantially similar position as, or in a higher position than, his position on the date of the expiration of the Term, and at a compensation level that is the same or substantially similar to that in effect on the date of the expiration of the Term, Executive shall be entitled to resign from service with the Company and receive the following payments:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly-situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly-situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Company, for twelve (12) months following the date of termination; and
(e)    Cash reimbursement of amounts paid by Executive (sufficient to cover full family health care premiums) for a period of eighteen (18) months following the termination of Executive’s service if Executive elects continuation of coverage. The foregoing notwithstanding, the Company’s obligation to reimburse described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which health care premium continuation coverage shall be provided to Executive or his dependents beyond that mandated by law. The foregoing notwithstanding, the Company’s obligation to such health care premiums described in the preceding sentence shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which health care premium continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law.
Except as provided in Section 10(i), Executive shall not be entitled to payment of the amounts described in this subsection (vi) if the Company offers Executive continued service in the same or a substantially similar position as, or in a higher position than, his position on the date of expiration of the Term, and at a compensation level that is the same or a substantially similar to that in effect on the date of the expiration of the Term, and Executive declines the offer.
(vii)    No Duplication of Benefits. Executive shall only be eligible for termination payments and benefits, if any, under one of the provisions of this Section 10. For example, if Executive receives payments and benefits under Section 10(ii) of this Agreement, Executive shall not be eligible to receive payments or benefits under Sections 10(iv), 10(v), or 10(vi). Any termination payments made and benefits provided to Executive under this Agreement shall be in lieu of any other severance payments or benefits for which Executive may be eligible under the IPG Photonics Corporation Executive Severance Plan, as amended, or any similar or successor plan or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(viii)    No Mitigation or Offset. In the event of any termination of Executive’s service under this Section 10, Executive shall be under no obligation to seek other employment or assignments or otherwise mitigate his damages, and there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent employment or assignment obtained by Executive, except as provided in Sections 10(ii)(e), 10(v)(e) and 10(vi)(e).
(viii)    Compensation Recovery Policy. Notwithstanding any provision in this Agreement to the contrary, payments under this Agreement will be subject to any Compensation Recovery Policy established by the Company and amended from time to time.
11.    Nature of Payments. Upon termination of service pursuant to Sections 6, 7, 8 or 9, Executive will be released from any duties and obligations to the Company set forth in this Agreement (except the duties and obligations under the Restrictive Covenant Agreement and as set forth in Section 12 hereof and the obligation under Sections 13 and 23) and the obligations of the Company to Executive under this Agreement will be as set forth in Section 10.
12.    Restrictive Covenant Agreement. Executive has executed and delivered a Confidentiality, Non-Competition and Confirmatory Assignment Agreement prior to or contemporaneous with the date of this Agreement (together with any similar or successor agreements, referred to herein as the “Restrictive Covenant Agreement”), and Executive agrees that, as part of this Agreement, Executive shall comply with the terms of the Restrictive Covenant Agreement. Notwithstanding Section 10(iii) of this Agreement, if (a) Executive terminates service other than for Good Reason and, thus, is not entitled to the payments and benefits under Section 10(ii) of this Agreement, and (b) (i) Executive receives a written offer of employment during the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, or (ii) Executive is not able to find suitable employment in his field in relation to his skills, position and base salary, which employment would not contravene Section 2(a) of the Restrictive Covenant, after a good faith effort by Executive to search for such employment, and (iii) the Company notifies Executive that it intends to enforce the non-compete provisions of such Section 2(a) against Executive, then the Company shall pay to Executive an amount equal to the semi-monthly amount of Executive’s Base Salary for each semi-monthly payroll period beginning (A) on the effective date of the written offer of employment referred to above or (B) during the period in which Executive is not able to find suitable employment, and ending on the earliest to occur of (I) the end of the Non-Competition Period set forth in such Section 2(a), or (II) the date as of which Executive begins new employment with an employer, which employment would not contravene Section 2(a) of the Restrictive Covenant. For the avoidance of doubt, the non-competition and other provisions of the Restrictive Covenant Agreement in all events shall continue to apply until the end of the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant, regardless of Executive’s new employment with an employer that would not contravene Section 2(a) of the Restrictive Covenant, the subsequent termination of such employment or any other event.
13.    Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if Executive delivers to the Company an original, signed release of claims of Executive occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”). The Company shall deliver the Release to Executive within ten (10) calendar days of the date Executive’s service terminates and Executive must deliver to the Company and not revoke an executed and enforceable Release no later than sixty (60) calendar days after the date Executive’s service terminates (the “Release Deadline”). Payment of the amounts described in Section 10 shall commence no earlier than the date on which Executive delivers to the Corporation and does not revoke an executed and enforceable release as described herein. As part of the Release, Executive shall affirm that Executive (i) has advised the Company in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Company or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that Executive has not disclosed to the Company.
14.    Indemnification. IPG Photonics Corporation shall maintain a directors’ and officers’ liability insurance policy covering Executive on the same basis as in effect for other senior executive employees, and shall provide indemnity to Executive by a separate, written indemnification agreement.
15.    Notices. Any and all notices, requests, demands, and other communications provided for herein shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier for delivery, or sent by other electronic means generating a receipt confirming delivery of the notice. Notice shall be deemed to have been given when notice is received by the party on whom the notice was served. Notice to the Company shall be addressed to the Company at its principal office, with attention to the General Counsel, and notice to Executive shall be addressed to Executive at Executive’s last address as shown on the records of the Company.
16.    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts except that the social security insurance and mandatory statutory provisions set forth under company law shall be governed by the laws of the Federal Republic of Germany, without regard to its internal conflicts of law provisions.
17.    Severability. In the event that any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not be affected thereby.
18.    Assignment; Successors. Executive recognizes that this is an agreement for personal services and that Executive may not assign this Agreement. The Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.
19.    Entire Agreement/Amendment. This Agreement and the Confidentiality, Non-Competition and Confirmatory Assignment Agreement referred to in Section 12 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing (including the Prior Agreement), among the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by written agreement signed by both Parties. Executive hereby acknowledges and agrees that, during the Term, Executive shall have no rights or benefits under the IPG Photonics Corporation Executive Severance Plan, as amended, or any similar or successor plan.
20.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto. A copy of this Agreement that is executed by a Party and transmitted by that Party to the other Party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that Party’s original signature.
21.    Waiver. The failure of either of the Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
22.    Capacity. Executive and the Company hereby represent and warrant to the other that: (i) Executive or the Company has full power, authority and capacity to execute and deliver this Agreement, and to perform Executive’s or the Company’s obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Company is a party or Executive or the Company is otherwise bound; and (iii) this Agreement is Executive’s or the Company’s valid and binding obligation in accordance with its terms.
23.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive's service or the termination of that service (including, without limitation, any claims of unlawful service discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by a single arbitrator in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the International Arbitration Association ("IAA") in Frankfurt/Main, Germany in accordance with the rules of the IAA governing dispute resolution of personal services, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 23 shall be specifically enforceable. Neither Executive, the Corporation, nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. Notwithstanding the foregoing, this Section 23 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 23. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses.
24.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 23 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, Worcester Division. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
25.    Survival. All Sections of this Agreement survive beyond the Term, except those in Section 1 through 5, and as otherwise specifically stated.
26.    German Civil Code. Executive shall be exempt from the restrictions of §181 of the German Civil Code, provided that Executive shall first obtain the prior written consent of IPG Photonics Corporation with respect to the transaction.
IN WITNESS WHEREOF, this Service Agreement has been duly executed:

IPG Photonics Corporation    EXECUTIVE

/s/ Gregory P. Dougherty        /s/ Evgeny Scherbakov
Shareholder of    Evgeny Scherbakov
IPG Laser GmbH

EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This Release and Waiver Agreement (“Agreement”) is entered into this _____ day of ______________________, _____ by and between IPG Laser GmbH, a German limited liability company having an office at Siemensstrasse 7, D-57299 Burbach, Germany (the “Company”), and Eugene Scherbakov (hereinafter “Executive”).
WHEREAS, Executive’s service with the Company is terminated effective __________________, 20__ (“Termination Date”) and the Company and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Service Agreement between the parties effective [DATE], 20__ (“Service Agreement”), to which Executive otherwise would not be entitled;
WHEREAS, accordingly the Company has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and
WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Service Agreement for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Executive.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:
1.    Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Service Agreement, including his obligations under Section 12, the Company will pay Executive the applicable severance provided in Section 10 of the Service Agreement. Except as specifically provided in this Agreement, the Service Agreement and any applicable plans, programs or arrangements of the Company or its Affiliates including, without limitation, IPG Photonics Corporation’s (the “Corporation”) Certificate of Incorporation or By-laws, as either may be amended from time to time, the IPG Photonics Corporation its 2006 Incentive Compensation Plan, as amended or any successor thereto (the “Equity Plan”) and any agreements thereunder, and the indemnification agreement dated ___________________ between the Corporation and Executive (the “Indemnification Agreement”), Executive shall not be entitled to any other payment, benefits or other consideration from the Company or its Affiliates.
2.    Waiver and Release. In consideration for the payments and benefits to be provided to Executive as set forth herein and the Service Agreement, Executive, himself and for any person or entity that may claim by him or through him, including Executive’s heirs, executors, administrators, successors and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Company and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action or liabilities relating to Executive’s service to the Company or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:
(a)    causes of action or liabilities relating to Executive’s service to the Company or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the American with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporation Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, pregnancy, gender identity, transgender status, genetic carrier status, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status, any military service or application for military service, or any other category protected under federal or state law); and/or
(b)    causes of action or liabilities related to Executive’s service with the Company or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
(c)    causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses or other compensation or benefits; and/or
(d)    any other cause of action relating to Executive’s service to the Company or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to service to and/or separation from service to the Company and/or any of the other Releasees.
Nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission of the U.S., or any other local, state or federal agency, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

Executive not only releases and discharges the Releasees from any and all claims as stated above that Executive could make on Executive’s own behalf or on behalf of others, but also those claims that might be made by any other person or organization on Executive’s behalf, and Executive specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made involving any matters.
Without in any way limiting the Release herein, Executive also specifically releases, remises, discharges, indemnifies and holds harmless the Releasees from any claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, and any and all other forms of compensation, attorneys’ fees, or other costs or sums that arise or may arise under the Massachusetts Wage Act, including without limitation, M.G.L. c. 149, §§ 105A, 148 and 150, and M.G.L. c. 151.
This Release does not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claim that cannot lawfully be waived by this Agreement.
This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.
Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit Executive from contacting, filing a charge or complaint with, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, Executive nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other personal relief in any agency proceeding in which Executive does so participate.
Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, any other applicable plans, programs or arrangements of IPG Photonics Corporation or its Affiliates including, without limitation, its Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.
Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Company not now known by Executive to exist.
3.    Nondisparagement. Executive agrees that, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, Executive will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company or its good will, products or business opportunities, or in any manner detrimental to the Company. In addition, Executive agrees not to make any disparaging remarks regarding any related, affiliated or subsidiary organizations of the Company. The Company agrees to use its reasonable best efforts to cause its officers and directors not to, directly or indirectly, individually or in concert with others, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive or in any manner detrimental to Executive.
4.    Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
5.    No Assignment of Causes of Action. Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits. Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.
6.    Representations of the Company. The Company represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Company acknowledges that the release granted by Executive in Paragraph 2 above will be null and void in the event the Company subsequently seeks to treat Executive’s termination of service as “for Cause” under the last sentence of section 6(ii) of the Service Agreement.
7.    Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Company’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Company or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Company.
8.    Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Under ADEA, Executive has seven (7) calendar days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s General Counsel Office at 50 Old Webster Road, Oxford, MA 01540. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Paragraph 1 herein. If Executive does not revoke this Agreement within seven (7) calendar days of signing it, this

Agreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement (“Effective Date”).
9.    Governing Law; Disputes. Except as provided in Section 23 of the Service Agreement, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Massachusetts, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Boston, Massachusetts; except that an action by the Company to enforce its rights under Section 12 the Service Agreement may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Company specifically consent to personal jurisdiction in the State of Massachusetts for purposes of this Agreement.
10.    Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.
11.    Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
12.    Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.
13.    No Enlargement of Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Company is terminated, and that he has no future employment or contractual relationship with the Company other than the contractual relationship created by this Agreement, the Service Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Company.
14.    No Representations. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
15.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
16.    Withholding. The Company shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.
17.    Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Company’s successors and assigns.
18.    Entire Agreement - Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Service Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.
The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and have voluntarily entered into this Agreement by signing below as of the date(s) set forth above.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

IPG Photonics Corporation    EXECUTIVE

________________________    ________________________
Shareholder of        Evgeny Scherbakov
IPG Laser GmbH

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